EXHIBIT 5.1

October 27, 2011
Genie Energy Ltd.
520 Broad Street
Newark, NJ 07102

Re:	Genie Energy Ltd.—Registration Statement on Form S-8

Ladies and Gentlemen:

We are counsel to Genie Energy Ltd. (the “Company”), and as such we have been asked to render the following opinion in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 3,5985,047 shares of the Company’s Class B common stock, par value $.01 (the “Class B Common Stock”) which are reserved for issuance pursuant to the Genie Energy Ltd. 2011 Stock Option and Incentive Plan (the “SOP”).

As counsel in connection with the Registration Statement, we have examined the SOP and the proceedings taken by you in connection with the adoption of the SOP and such other documents as we have deemed necessary to render this opinion.

Based upon the foregoing, it is our opinion that the shares of Class B Common Stock to be offered pursuant to the Registration Statement, when issued and outstanding pursuant to the terms of the SOP will be validly issued, fully paid and nonassessable shares.

We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Schwell Wimpfheimer and Associates LLP
Schwell Wimpfheimer and Associates LLP